[LETTERHEAD OF COHEN MCCURDY]

            Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 16, 2006 on the financial statements of Memorial Funds, comprising Government Bond Fund, Growth Equity Fund and Value Equity Fund as of December 31, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment No. 24 to Memorial Funds' (File No. 811-08529) Registration Statement on Form N-1A.


/s/ Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
February 23, 2006